Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Reports Earnings of $10.1 million, or $1.59 per Diluted Share, in 4Q20 and Earnings of $32.9 Million, or $5.11 Per Diluted Share, for the Year 2020

ANCHORAGE, Alaska - February 1, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $10.10 million, or $1.59 per diluted share, in the fourth quarter of 2020, compared to $11.86 million, or $1.84 per diluted share, in the third quarter of 2020, and $4.58 million, or $0.69 per diluted share, in the fourth quarter a year ago.

Net income for the full year 2020 increased 59% to $32.89 million, or $5.11 per diluted share, compared to $20.69 million, or $3.04 per diluted share, for the full year 2019. The provision for loan losses increased to $2.4 million in 2020, compared to a $1.2 million benefit for loan loss provisions in 2019. Increased production in the Home Mortgage Lending segment, continued loan and core deposit growth, and fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans contributed to profitability for the year.

“Northrim’s achievements in 2020 were due to increased production in mortgage operations and our success in reaching out to and supporting our customers with the PPP and other products and services,” said Joe Schierhorn, President and CEO. “The investments we have made in our people, our infrastructure and our technology, all came together in 2020 and have enabled us to help both new and existing customers as we navigate through the economic impact of the pandemic.”

“Several events occurred in 2020 that contributed to our operating performance during the year, including our participation in economic stimulus programs such as the PPP, and our decision to offer government assisted programs to customers that were new to the bank,” Schierhorn continued. “Northrim’s participation in the PPP helped service the needs of our existing customers as well as the 1,200 new customers we were able to help during the year. According to the SBA, Northrim originated more PPP loans in Alaska than any other financial institution in the state, funding 23% of all PPP loans in the state through the period ending September 30, 2020. We were able to help nearly 2,900 Alaskan companies receive PPP funding. With the new round of PPP funding that became available earlier this month, we plan to participate in the new round in an effort to and help business customers that have been impacted by the pandemic.”

COVID-19 Update:

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the decline in oil prices that occurred in 2020. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio excluding SBA PPP loans as of December 31, 2020, are:

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Tourism (7%), Oil and Gas (6%), Aviation (non-tourism) (5%), Healthcare (8%), Accommodations (3%), Retail (2%) and Restaurants (3%).

•Customer Accommodations: The Company has implemented assistance to help customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The number of loans with modifications has decreased significantly since June 30, 2020 with approximately 93% of the modifications at December 31, 2020 representing five relationships. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of December 31, 2020, September 30, 2020 and June 30, 2020 were as follows:

Loan Modifications due to COVID-19 as of December 31, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$43,379	$22,165	$65,544
Number of modifications	23	11	34

Loan Modifications due to COVID-19 as of September 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$46,056	$74,337	$120,393
Number of modifications	16	59	75

Loan Modifications due to COVID-19 as of June 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$64,298	$293,224	$357,522
Number of modifications	76	403	479
Consumer loans represent less than 1% of total loan modifications identified above. Of the $65.5 million and 34 loan modifications as of December 31, 2020, approximately $53.9 million and 31 loans have entered into a second modification.

•Loan Loss Reserve: Northrim booked a benefit for loan loss provisions of $599,000 for the quarter ended December 31, 2020. This compares to a provision for loan losses of $567,000 during the previous quarter and a $150,000 benefit for loan loss provisions in the fourth quarter a year ago. For the full year 2020, the provision for loan losses was $2.4 million, compared to a benefit for loan loss provisions of $1.2 million for all of 2019.

•Credit Quality: Net adversely classified loans were $12.8 million at December 31, 2020, compared to $22.3 million in the fourth quarter a year ago. Net loan recoveries were $53,000 in the fourth quarter of 2020, compared to net loan recoveries of $101,000 in the fourth quarter of 2019.

•Branch Operations: All branches are fully operational, while a number of customer and employee safety measures continue to be implemented.

•Growth and Paycheck Protection Program:

◦For the full year of 2020, Northrim funded a total of 2,888 PPP loans totaling $375.6 million to both existing and new customers.
◦According to the SBA, the Company originated more SBA PPP loans in the State of Alaska than any other financial institution, funding 23% of the number and 28% of the value of all Alaska PPP loans for the period ending September 30, 2020.

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◦As of December 31, 2020, Northrim customers had received forgiveness through the SBA on 537 PPP loans totaling $65.1 million.
◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility to fund PPP loans, but paid back those funds in full during the second quarter and has since funded the SBA PPP loans through core deposits and maturity of long-term investments.

•Capital Management: At December 31, 2020, the Company’s tangible common equity to tangible assets* ratio was 9.76% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During the fourth quarter of 2020, the Company repurchased the final 45,549 shares of common stock authorized by the Board of Directors under the previously announced stock repurchase authorization at an average price of $28.55.

Fourth Quarter and Full Year 2020 Highlights:

•For the year 2020, total revenue, which includes net interest income plus other operating income, increased 32% to $134.0 million, compared to $101.8 million in 2019.
•For the fourth quarter of 2020, total revenue increased 41% to $37.0 million, compared to $26.1 million in the fourth quarter of 2019, and decreased compared to $39.9 million in the third quarter of 2020.
•Community Banking provided 58% of total revenues and 50% of earnings in the fourth quarter of 2020.
•Home Mortgage Lending provided 42% of total revenue and 50% of earnings in the fourth quarter of 2020.
•Net interest income in 2020 increased 10% to $70.7 million, from $64.4 million in 2019.
•Net interest income in the fourth quarter of 2020 was $19.2 million, up 5% from $18.3 million in the preceding quarter and up 17% from $16.4 million in the fourth quarter a year ago.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.05% for the year, a 65-basis point contraction compared to 2019.
•NIMTE* was 3.96% in the fourth quarter of 2020, a 3-basis point increase compared to the preceding quarter, and a 56-basis point contraction compared to the fourth quarter a year ago.
•Return on average assets ("ROAA") was 1.90% and return on average equity ("ROAE") was 18.22% for the fourth quarter of 2020 and ROAA was 1.70% and ROAE was 15.53% for the year 2020.
•Net loans increased 39% to $1.42 billion at December 31, 2020, compared to $1.02 billion at December 31, 2019, and decreased compared to $1.47 billion at September 30, 2020.
•Total deposits increased 33% to $1.82 billion at December 31, 2020, compared to $1.37 billion at December 31, 2019, and increased 1% compared to $1.81 billion at September 30, 2020.
•The Company's wholly owned subsidiary, Residential Mortgage, LLC, generated a $200.8 million increase in production during the quarter ended December 31, 2020, as compared to the same period in 2019.
•The decrease in mortgage interest rates resulted in a decrease of the Bank's mortgage servicing rights by $1.2 million for the quarter ended December 31, 2020, compared to a decrease of $1.5 million for the preceding quarter and a decrease of $321,000 for the fourth quarter a year ago.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total assets	$2,121,798	$2,097,738	$2,016,705	$1,691,262	$1,643,996
Total portfolio loans	$1,444,050	$1,492,720	$1,433,201	$1,081,873	$1,043,371
Average portfolio loans	$1,489,029	$1,465,839	$1,342,717	$1,059,023	$1,027,728
Total deposits	$1,824,981	$1,806,133	$1,737,359	$1,395,492	$1,372,351
Average deposits	$1,820,251	$1,750,167	$1,620,008	$1,359,206	$1,361,786
Total shareholders' equity	$221,575	$214,616	$206,923	$197,723	$207,117
Net income	$10,100	$11,855	$9,900	$1,033	$4,580
Diluted earnings per share	$1.59	$1.84	$1.52	$0.16	$0.69
Return on average assets	1.90%	2.31%	2.04%	0.25%	1.11%
Return on average shareholders' equity	18.22%	22.10%	19.44%	2.00%	8.74%
NIM	3.94%	3.90%	3.98%	4.32%	4.48%
NIMTE*	3.96%	3.93%	4.02%	4.37%	4.52%
Efficiency ratio	65.31%	58.85%	64.76%	84.87%	78.79%
Total shareholders' equity/total assets	10.44%	10.23%	10.26%	11.69%	12.60%
Tangible common equity/tangible assets*	9.76%	9.54%	9.54%	10.84%	11.73%
Book value per share	$35.45	$34.18	$32.49	$31.06	$31.58
Tangible book value per share*	$32.88	$31.62	$29.97	$28.53	$29.12
Dividends per share	$0.35	$0.35	$0.34	$0.34	$0.33

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 14.)

2020 was an unprecedented year in just about every economic measure. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarized, “wild swings in oil prices and unemployment resulting from government mandated business closures were then supported by trillions of dollars, with billions flowing to Alaska, in assistance programs in an attempt to counteract the negative economic impact of these health policies. Despite the economic shocks from COVID-19, housing prices and the number of home sales increased sharply in Alaska as long-term interest rates fell.”

Employment data from the State of Alaska is available through November. Total payroll jobs were 293,500 for November 2020, down 7.4% compared to the same period in 2019. Leisure and hospitality was the hardest hit, down 22% year over year, a loss of 7,000 jobs. Transportation, Warehousing and Utilities declined 14.9% or 3,100 since last November. Direct Oil and Gas jobs fell 29.9% or 2,900 jobs. Professional and Business Services has also been negatively impacted, down 8.1% or 2,200 jobs over the last 12 months.

Alaska’s annualized and seasonally adjusted gross state product (“GSP”) was $50.4 billion in the third quarter of 2020, compared to $54.5 billion in the third quarter of 2019, according to the Federal Bureau of Economic Analysis ("BEA") in a report released on December 23, 2020. Alaska’s real GSP increased by 0.7% in 2018 and 0.6% in 2019. 2020 has been very erratic due to COVID-19. Alaska’s GSP declined 6% at a seasonally adjusted annualized rate in the first quarter of 2020 and declined 33.8% in second quarter. However, in the third quarter of 2020 the GSP in Alaska improved 32.2% at an annualized rate. This is very similar to the nationwide averages for the U.S. which saw a decline of 5% in the first quarter of 2020, a loss of 31.4% in the second quarter and a positive improvement of 33.4% in the third quarter. In the third quarter of 2020 in Alaska, the largest improvements came from Transportation and Warehousing, Government, Health Care and Accommodation and Food Services.

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Alaska’s seasonally adjusted personal income for the third quarter of 2020 was $48.6 billion compared to $46 billion in the third quarter of 2019, according to a report released by the BEA on December 17, 2020. In a typical year, the majority of personal income is derived from wage earnings. Additionally, some people receive government transfer payments, such as social security, Medicare and Medicaid. Personal income is further supported by earnings from dividends, interest and rents.

In the second quarter of 2020, Alaska’s personal income rose by $2.6 billion compared to the prior year as government transfer payments rose by $4.9 billion, according to the BEA, mainly from COVID-19 stimulus money. This was somewhat offset by a $2.2 billion reduction in wage income and a $139 million decrease in investment and rental income. In the third quarter of 2020, these two major segments of income reversed. Wage earnings improved by $2.6 billion and government transfer payments decreased by $3.5 billion compared to the prior quarter. Investment and rental income was relatively unchanged, down $55 million. The net effect of all this movement is personal income is $2.6 billion or 5.6% higher in the third quarter of 2020 in Alaska than where it was in the third quarter of 2019.

This is similar to what has occurred across the country. Government transfer payments in the U.S. increased $2.45 trillion in the second quarter of 2020, while wage declines were a much smaller $920 billion. Then there was a reduction of government transfer payments in the third quarter of $1.3 trillion, somewhat offset by an improvement of $814 billion in wage earnings in the U.S. In the U.S., personal income is $1.3 trillion or 7.1% higher in the third quarter of 2020 than it was in the third quarter of 2019.

Alaska North Slope (“ANS”) crude oil had monthly averages in 2018 and 2019 ranging from $58.86 to $80.03 a barrel. ANS began 2020 at $65.48. Prices fell quickly at the beginning of the year, responding to fears that COVID-19 would devastate the global economy and reduce the demand for travel. The low month was April when ANS averaged $16.54 a barrel. However, by June the oil markets stabilized and for the last six months the average monthly price remained between $40.42 and $43.55. The November monthly average was $42.91. ANS daily prices rose above $50 a barrel on December 10th and finished the year at $52.19.

Alaska’s crude oil production averaged 485,300 barrels per day (“bpd”) in fiscal year (“FY”) 2020, which ended in June. This was a decrease of 4.8% compared to the previous FY end. Total output declined 1.2% in FY 2018 and 4.5% in FY 2019. The State Department of Revenue forecasts production on the North Slope to increase by 0.7% in FY 2021 to 488,900 bpd.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.49% at the end of the third quarter 2020, an improvement from 0.71% in the third quarter of 2019. The comparable national average rate was slightly higher at 0.59% in the third quarter of 2020, but also improved from 0.84% for the same period in 2019. The survey reported that the percentage of delinquent mortgage loans in Alaska was 6.78% at the end of September 2020, up from 3.16% for the third quarter of 2019. The comparable delinquency rate for the entire country was higher at 7.6% in the third quarter of 2020, also higher than 4.09% for the same period in 2019.

According to the Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.9% in 2020 to $396,918. This is following increases of 0.5% and 2.3% in 2019 and 2018 respectively. Average sales prices in the Matanuska Susitna Borough rose 10% in 2020, continuing a decade of price gains. These two markets represent where the vast majority of the bank’s residential building activity occurs.

The number of units sold in Anchorage was up significantly in 2020 by 19.3%, climbing from 2,719 homes sold in 2019 to 3,244 last year. The Matanuska Susitna Borough also had strong sales activity, up 9.5% in 2020 to 2,131

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units sold. Mr. Edwards commented, “the main difference was a record number of sales occurred in the last quarter of the year, when sales activity typically declines in the winter. The low interest rate environment has been a major factor.”

According to the Federal Reserve Bank of St. Louis, the average 30 year fixed rate mortgage in the U.S. is at all-time record lows. Rates began 2020 at 3.72% in the first week of January and have fallen more than a percent to 2.67% in the last week of December 2020.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2020, Northrim generated a ROAA of 1.90% and a ROAE of 18.22%, compared to 2.31% and 22.10%, respectively, in the third quarter of 2020 and 1.11% and 8.74%, respectively, in the fourth quarter a year ago. Northrim’s ROAA and ROAE are above peer averages posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20201.

Net Interest Income/Net Interest Margin

Net interest income increased 17% to $19.2 million in the fourth quarter of 2020 compared to $16.4 million in the fourth quarter of 2019 and increased 5% compared to $18.3 million in the third quarter of 2020. Interest income benefited from the growth in the loan portfolio, excluding PPP loans, during the fourth quarter of 2020, as well as the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness.

NIMTE* was 3.96% in the fourth quarter of 2020 compared to 3.93% in the preceding quarter and 4.52% in the fourth quarter a year ago. “The decline in our NIMTE* compared to the prior year was impacted by the 150 basis point reduction in short-term interest rates during the last twelve months and the mix of our earning assets due to the increased liquidity of the Bank,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loans, which increased our NIMTE* by 7 basis points during the fourth quarter of 2020 compared to what our NIMTE* would have been if we had not made any SBA PPP loans, or 3.89%. For the year, SBA PPP loans decreased our NIMTE* by 12 basis points compared to what our NIMTE* would have been if we had not made any SBA PPP loans or 4.17%.” Northrim’s NIMTE* continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of September 30, 20201.

The yield on interest earning assets in the fourth quarter of 2020 was 4.24%, down one basis point from the third quarter of 2020 and down 73 basis points compared to the fourth quarter a year ago. The cost of funds was 46 basis points in the fourth quarter of 2020, down eight basis points compared to the preceding quarter and down 24 basis points compared to the fourth quarter a year ago.

1As of September 30, 2020, the SNL Small Cap US Bank Index tracked 106 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.15%. ROAA 1.01%, and ROAE 9.60% .

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Provision for Loan Losses

Northrim recorded a benefit for loan loss provision of $599,000 in the fourth quarter of 2020. This compares to a $567,000 provision for loan losses in the third quarter of 2020, and a benefit for loan loss provision of $150,000 in the fourth quarter a year ago. “The benefit to the provision for loan losses during the quarter primarily reflects our current assessment of risks associated with the COVID-19 pandemic off-set by an improvement in overall credit quality of the loan portfolio,” said Ballard. For the year, Northrim recorded a provision for loan losses of $2.4 million, compared to a benefit for loan losses of $1.2 million in 2019. The total allowance for loan losses to portfolio loans decreased at December 31, 2020, compared to September 30, 2020, primarily due to a decrease in qualitative factors and increased compared to December 31, 2019, primarily due to the increase in loans at December 31, 2020, even when excluding SBA PPP loans which are 100% guaranteed by the government.

Nonperforming loans, net of government guarantees, improved during the quarter to $10.0 million at December 31, 2020, compared to $11.0 million at September 30, 2020, and $14.0 million at December 31, 2019. The allowance for loan losses was 210% of nonperforming loans, net of government guarantees, at the end of the fourth quarter of 2020, compared to 196% three months earlier and 137% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $17.7 million, or 48% of total fourth quarter 2020 revenues, as compared to $21.6 million, or 54% of revenues in the third quarter of 2020, and $9.7 million, or 37% of revenues in the fourth quarter of 2019. For the year 2020, other operating income totaled $63.3 million, or 47% of revenues, compared to $37.3 million, or 37% of revenues in 2019. The increase in other operating income in 2020 was due primarily to the increased volume of mortgage activity.

Other notable changes during the quarter include changes in the fair value mark-to-market of the marketable equity securities portfolio, which increased other income by $408,000 in the fourth quarter of 2020, compared to a $375,000 increase in the third quarter of 2020 and a $129,000 increase in the fourth quarter of 2019. There was $206,000 in interest rate swap income in the fourth quarter of 2020. This compares to $726,000 in interest rate swap income in the preceding quarter and $230,000 in interest rate swap income in the fourth quarter of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations.

Other Operating Expenses

Operating expenses were $24.1 million in the fourth quarter of 2020, compared to $23.5 million in the third quarter of 2020, and $20.6 million in the fourth quarter of 2019. Factors impacting other operating expenses include higher salary costs and personnel expenses primarily related to mortgage banking origination volume. The Company also has incurred an increase in FDIC insurance costs during 2020 as a result of asset growth and due to a premium credit that was received from the FDIC in the fourth quarter of 2019, causing a larger increase when comparing quarters. For the year 2020, operating expenses were $89.1 million, up from $76.8 million in 2019.

Income Tax Provision

In the fourth quarter of 2020, Northrim recorded $3.3 million in state and federal income tax expense for an effective tax rate of 24.7% compared to $4.0 million, or 25.2% in the third quarter of 2020 and $1.1 million, or 19.4% in the fourth quarter a year ago. For the year, Northrim recorded $9.6 million in state and federal income tax expense, for an effective tax rate of 22.5% compared to $5.4 million and 20.8% for 2019.

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The Company expensed $454,000 in the fourth quarter of 2018 to accrue for a potential increase in tax expense related to an audit that was performed by the State of Alaska for tax years 2014-2016. The Company appealed the State of Alaska's decision on this matter and reversed the tax accrual in the second quarter of 2020. This matter was concluded in the fourth quarter of 2020 in the Company's favor.

Community Banking

“In December we celebrated Northrim’s 30th Anniversary, and we were also awarded the SBA’s 2019 Alaska Community Bank of the Year,” said Schierhorn. “We have always considered our Alaskan communities to be our primary focus, and while growing, we never lost sight of our mission to serve the people and businesses within the communities we support. We will be opening our second Fairbanks branch in February of this year and in March of 2020 we opened a loan production office in Kodiak. We will continue to look for ways to expand our branch network and support our customers and communities.”

Net interest income in the Community Banking segment totaled $18.3 million in the fourth quarter of 2020, compared to $17.3 million in the third quarter of 2020 and $16.1 million in the fourth quarter of 2019. Net interest income benefited from $3.8 million of PPP income in the fourth quarter of 2020 and $8.1 million for the year. As of December 31, 2020 there was $5.9 million of unearned loan fees net of costs related to PPP loans.

Other operating income in the Community Banking segment was down for the fourth quarter 2020 compared to the preceding quarter and also the fourth quarter of the prior year. The primary change from the preceding quarter related to the large interest rate swap income in the third quarter of 2020 of $726 thousand compared to $206 thousand in the fourth quarter of 2020. The significant change in other operating income from the prior year fourth quarter was due to a decrease in purchased receivable income as a result of lower average balances in 2020 as many customers have been using proceeds from government stimulus rather than drawing on their accounts receivable lines.

Other operating expense in the Community Banking segment for the fourth quarter of 2020 increased $1.2 million compared to the preceding quarter and $700 thousand compared to the fourth quarter of the 2019. The primary reason for the change from the preceding quarter was due to an increase in the profit share accrual as a result of continued strong performance by the Company through the end of the year. The primary reason for the change in the other operating costs from the fourth quarter of 2019 is due to increased FDIC insurance costs as a result of asset growth of the Company, as well as a credit received in the fourth quarter of 2019 which decreased that quarter’s costs.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net interest income	$18,349	$17,388	$16,649	$15,261	$16,080
Provision (benefit) for loan losses	(599)	567	404	2,060	(150)
Other operating income	2,921	3,696	2,308	1,768	3,347
Compensation expense, net RML acquisition payments	—	—	—	—	468
Other operating expense	15,536	14,353	14,113	13,612	14,765
Income before provision for income taxes	6,333	6,164	4,440	1,357	4,344
Provision for income taxes	1,303	1,249	(124)	266	719
Net income	$5,030	$4,915	$4,564	$1,091	$3,625
Weighted average shares outstanding, diluted	6,324,461	6,413,221	6,440,898	6,560,593	6,647,510
Diluted earnings per share	$0.79	$0.76	$0.70	$0.17	$0.55

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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019
Net interest income	$67,647	$63,201
(Benefit) provision for loan losses	2,432	(1,175)
Other operating income	10,693	13,145
Compensation expense, net RML acquisition payments	—	468
Other operating expense	57,614	54,520
Income before provision for income taxes	18,294	22,533
Provision for income taxes	2,694	4,408
Net income	$15,600	$18,125
Weighted average shares outstanding, diluted	6,431,367	6,808,209
Diluted earnings per share	$2.42	$2.66

Home Mortgage Lending

“The significant activity in the mortgage market has continued through the fourth quarter of 2020, due to the low interest rate environment and the hard work of our mortgage lending teams,” said Ballard. “Refinance activity was particularly robust, up 233% compared to the fourth quarter a year ago, while home purchases in our market also remain strong.”

During the fourth quarter of 2020, mortgage loan volume was $381.9 million, of which 52% was for new home purchases, compared to $364.2 million and 61% of loans funded for new home purchases in the third quarter of 2020, and $181.1 million, of which 70% was for new home purchases in the fourth quarter of 2019.

Loan fundings increased during the quarter and year-over-year driven by both increased refinance activity and new home purchase activity. This was partially offset by the net change in fair value of mortgage servicing rights, which decreased mortgage banking income by $1.2 million during the fourth quarter of 2020.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, generated continued growth during the quarter,” said Ballard. As of December 31, 2020, Northrim serviced 2,819 loans in its $683.1 million home-mortgage-servicing portfolio, which is a 4% increase from the $655.7 million serviced for the third quarter of 2020, and a 4% increase from the $659.0 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $31.4 million at December 31, 2020, compared to $10.4 million at December 31, 2019. Mortgage servicing revenue contributed $2.5 million to revenues in the fourth quarter of 2020 compared to $2.0 million in the third quarter of 2020 and $1.7 million in the fourth quarter of 2019. As a result of COVID-19, approximately 5% of mortgages serviced were in forbearance as of December 31, 2020, compared to 6% as of September 30, 2020, and 2% as of December 31, 2019.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights are driven by interest rate volatility and the number of serviced mortgages that pay off during the period as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $1.2 million for the fourth quarter of 2020, compared to a decrease of $1.5 million for the third quarter of 2020 and a decrease of $321,000 for the fourth quarter of 2019.

For the full year 2020, the change in fair value of mortgage servicing rights was a decrease of $5.6 million as compared to a decrease of $2.6 million for 2019, as a result of the historically low mortgage rates during 2020.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Mortgage commitments	$150,276	$257,304	$206,274	$197,892	$48,796
Mortgage loans funded for sale	$381,942	$364,159	$381,086	$168,224	$181,102
Mortgage loan refinances to total fundings	48%	39%	65%	46%	30%
Mortgage loans serviced for others	$683,117	$655,733	$655,183	$678,096	$659,048

Net realized gains on mortgage loans sold	$15,557	$14,736	$11,322	$4,643	$5,215
Change in fair value of mortgage loan commitments, net	(2,724)	1,943	3,579	(545)	(455)
Total production revenue	12,833	16,679	14,901	4,098	4,760
Mortgage servicing revenue	2,510	2,044	1,633	1,327	1,679
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(410)	(699)	(891)	(701)	72
Other[2]	(783)	(806)	(1,037)	(229)	(393)
Total mortgage servicing revenue, net	1,317	539	(295)	397	1,358
Other mortgage banking revenue	661	714	621	170	270
Total mortgage banking income	$14,811	$17,932	$15,227	$4,665	$6,388

Net interest income	$875	$906	$808	$429	$330
Mortgage banking income	14,811	17,932	15,227	4,665	6,388
Other operating expense	8,611	9,153	8,561	5,175	5,382
Income before provision for income taxes	7,075	9,685	7,474	(81)	1,336
Provision for income taxes	2,005	2,745	2,138	(23)	381
Net income	$5,070	$6,940	$5,336	($58)	$955

Weighted average shares outstanding, diluted	6,324,461	6,413,221	6,440,898	6,560,593	6,647,510
Diluted earnings per share	$0.80	$1.08	$0.82	($0.01)	$0.14
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019
Mortgage loans funded for sale	$1,295,411	$684,297
Mortgage loan refinances to total fundings	50%	26%

Net realized gains on mortgage loans sold	$46,258	$19,813
Change in fair value of mortgage loan commitments, net	2,253	21
Total production revenue	48,511	19,834
Mortgage servicing revenue	7,514	6,115
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(2,701)	(1,312)
Other[2]	(2,855)	(1,295)
Total mortgage servicing revenue, net	1,958	3,508
Other mortgage banking revenue	2,166	859
Total mortgage banking income	$52,635	$24,201

Net interest income	$3,018	$1,241
Mortgage banking income	52,635	24,201
Other operating expense	31,500	21,850
Income before provision for income taxes	24,153	3,592
Provision for income taxes	6,865	1,026
Net income	$17,288	$2,566

Weighted average shares outstanding, diluted	6,431,367	6,808,209
Diluted earnings per share	$2.69	$0.38
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.12 billion at December 31, 2020, up 1% from the preceding quarter and up 29% from a year ago. Northrim’s loan-to-deposit ratio was 79% at December 31, 2020, down from 83% at September 30, 2020 and up from 76% at December 31, 2019.

Average interest-earning assets were $1.94 billion in the fourth quarter of 2020, up 4% from $1.87 billion in the third quarter of 2020 and up 33% from $1.45 billion in the fourth quarter a year ago. The average yield on interest-earning assets was 4.24% in the fourth quarter of 2020, down from 4.25% in the preceding quarter and 4.97% in the fourth quarter a year ago.

Average investment securities increased to $231.9 million in the fourth quarter of 2020, compared to $217.6 million in the third quarter of 2020 and decreased compared to $279.8 million in the fourth quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.73% for the fourth quarter of 2020, down from 2.11% in the preceding quarter and 2.65% in the year ago quarter. The average estimated duration of the investment portfolio at December 31, 2020, was 2.9 years. In an effort to diversify its investment portfolio into higher yielding, longer duration assets, Northrim added $10.0 million of investment securities, classified as held to maturity on the books at December 31, 2020.

“Much of the loan production during the third and fourth quarters resulted from new customers we obtained through the PPP process,” said Ballard. At December 31, 2020, commercial loans represented 33% of total loans, PPP loans

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represented 21% of total loans, commercial real estate owner occupied loans comprised 11% of total loans, commercial real estate non-owner occupied loans comprised 24% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.44 billion at December 31, 2020, down 3% from the preceding quarter and up 38% from a year ago. Portfolio loans excluding the impact from PPP were $1.14 billion at December 31, 2020, up 1% from the preceding quarter and up 9% from a year ago. Average portfolio loans in the fourth quarter of 2020 were $1.49 billion, up 2% from the preceding quarter and up 45% from a year ago. Yields on average portfolio loans in the fourth quarter of 2020 increased to 5.00% from 4.83% in the third quarter of 2020 and decreased compared to 5.94% in the fourth quarter of 2019.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At December 31, 2020, balances in transaction accounts represented 90% of total deposits. Total deposits were $1.82 billion at December 31, 2020, up 1% from $1.81 billion at September 30, 2020, and up 33% from $1.37 billion a year ago. Demand deposits increased 42% year-over-year to $643.8 million at December 31, 2020. Average interest-bearing deposits were up 6% to $1.14 billion with an average cost of 0.40% in the fourth quarter of 2020, compared to $1.08 billion and an average cost of 0.49% in the third quarter of 2020, and up 25% compared to $910.4 million and an average cost of 0.65% in the fourth quarter of 2019.

“In 2020, we captured market share in all of our markets by adding new customer relationships and strong future growth opportunities. Our lenders, retail bankers and commercial cash managers have worked hard to meet the needs of our customers and are contributing to our success,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel.

Shareholders’ equity was $221.6 million, or $35.45 per share, at December 31, 2020, compared to $214.6 million, or $34.18 per share, at September 30, 2020 and $207.1 million, or $31.58 per share, a year ago. Tangible book value per share* was $32.88 at December 31, 2020, compared to $31.62 at September 30, 2020, and $29.12 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.20% at December 31, 2020, compared to 14.11% at September 30, 2020, and 14.38% at December 31, 2019.

Asset Quality

“Credit quality continued to improve throughout the year, with nonperforming loans at December 31, 2020 decreasing 28% compared to a year ago and decreasing 9% compared to three months earlier,” said Martin. “We are being diligent with monitoring the loan portfolio and working closely with our customers given the current economic environment.”

Nonperforming assets ("NPAs") net of government guarantees were $16.3 million at December 31, 2020, down from $17.9 million at September 30, 2020 and $19.9 million a year ago. Of the NPAs, $6.8 million, or 42% are nonaccrual loans related to five commercial relationships. Two of these relationships, which totaled $2.4 million at December 31, 2020, are businesses in the medical industry.

Net adversely classified loans were $12.8 million at December 31, 2020, as compared to $14.5 million at September 30, 2020, and $22.3 million a year ago. Net loan recoveries were $53,000 in the fourth quarter of 2020, compared to net loan recoveries of $463,000 in the third quarter of 2020, and net loan recoveries of $101,000 in the fourth quarter of 2019. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2020, $9.9 million, or 78% of net adversely classified loans are attributable to ten relationships with six loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

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Performing restructured loans that were not included in nonaccrual loans at December 31, 2020, net of government guarantees were $832,000, down from $865,000 three months earlier and from $1.4 million a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $78.9 million, or 7% of portfolio loans, in the tourism sector; $56.1 million, or 5% of portfolio loans, in the aviation (non-tourism) sector; $96.9 million, or 8% of total portfolio loans, in the healthcare sector; $37.2 million, or 3% in the accommodations sector; $17.4 million, or 2% in retail loans; and $31.0 million, or 3% in the restaurant sector, as of December 31, 2020.

Northrim estimates that $65.1 million, or approximately 6% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of December 31, 2020, and $1.4 million of these loans are adversely classified. As of December 31, 2020, Northrim has an additional $63.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the availability and terms of funding from government sources related to COVID-19; the timing of PPP loan forgiveness; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$19,587	$18,691	$15,957	$71,091	$62,150
Interest on portfolio investments	967	1,086	1,774	5,316	7,011
Interest on deposits in banks	25	17	331	309	922
Total interest income	20,579	19,794	18,062	76,716	70,083
Interest Expense:
Interest expense on deposits	1,144	1,320	1,484	5,279	4,961
Interest expense on borrowings	211	180	168	772	680
Total interest expense	1,355	1,500	1,652	6,051	5,641
Net interest income	19,224	18,294	16,410	70,665	64,442

Provision (benefit) for loan losses	(599)	567	(150)	2,432	(1,175)
Net interest income after provision (benefit) for
loan losses	19,823	17,727	16,560	68,233	65,617

Other Operating Income:
Mortgage banking income	14,811	17,932	6,388	52,635	24,201
Purchased receivable income	538	516	916	2,650	3,271
Bankcard fees	743	770	762	2,837	2,976
Gain on marketable equity securities	408	375	129	61	911
Service charges on deposit accounts	300	269	333	1,102	1,557
Interest rate swap income	206	726	230	949	964
Gain on sale of securities	—	—	—	98	23
Other income	726	1,040	977	2,996	3,443
Total other operating income	17,732	21,628	9,735	63,328	37,346

Other Operating Expense:
Salaries and other personnel expense	16,826	16,418	13,884	61,137	51,317
Data processing expense	2,015	1,851	1,804	7,668	7,128
Occupancy expense	1,701	1,648	1,618	6,624	6,607
Professional and outside services	951	884	681	3,157	2,531
Marketing expense	739	302	764	2,320	2,373
Insurance expense	300	315	(35)	1,228	557
Intangible asset amortization expense	12	12	15	48	60
Compensation expense RML acquisition payments, net	—	—	468	—	468
OREO expense, net rental income and gains on sale	(250)	23	(7)	(242)	(193)
Other operating expense	1,853	2,053	1,423	7,174	5,990
Total other operating expense	24,147	23,506	20,615	89,114	76,838

Income before provision for income taxes	13,408	15,849	5,680	42,447	26,125
Provision for income taxes	3,308	3,994	1,100	9,559	5,434
Net income	$10,100	$11,855	$4,580	$32,888	$20,691

Basic EPS	$1.61	$1.87	$0.70	$5.18	$3.08
Diluted EPS	$1.59	$1.84	$0.69	$5.11	$3.04
Weighted average shares outstanding, basic	6,245,254	6,338,465	6,552,471	6,354,687	6,708,622
Weighted average shares outstanding, diluted	6,324,461	6,413,221	6,647,510	6,431,367	6,808,209

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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	December 31,
	2020	2020	2019

Assets:
Cash and due from banks	$23,304	$31,165	$20,518
Interest bearing deposits in other banks	92,661	69,964	74,906
Investment securities available for sale	247,633	215,369	276,138
Marketable equity securities	9,052	8,534	7,945
Investment securities held to maturity	10,000	—	—
Investment in Federal Home Loan Bank stock	2,551	2,508	2,138
Loans held for sale	146,178	128,105	67,834
Portfolio loans	1,444,050	1,492,720	1,043,371
Allowance for loan losses	(21,136)	(21,683)	(19,088)
Net portfolio loans	1,422,914	1,471,037	1,024,283
Purchased receivables, net	13,922	13,520	24,373
Mortgage servicing rights, at fair value	11,218	10,589	11,920
Other real estate owned, net	7,289	6,962	7,043
Premises and equipment, net	38,102	38,615	38,422
Lease right of use asset	12,440	12,943	14,306
Goodwill and intangible assets, net	16,046	16,058	16,094
Other assets	68,488	72,369	58,076
Total assets	$2,121,798	$2,097,738	$1,643,996

Liabilities:
Demand deposits	$643,825	$697,363	$451,896
Interest-bearing demand	459,095	427,811	320,264
Savings deposits	308,725	272,624	229,918
Money market deposits	237,705	227,106	205,801
Time deposits	175,631	181,229	164,472
Total deposits	1,824,981	1,806,133	1,372,351
Other borrowings	14,817	13,737	8,891
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	12,378	12,881	14,229
Other liabilities	37,737	40,061	31,098
Total liabilities	1,900,223	1,883,122	1,436,879

Shareholders' Equity:
Total shareholders' equity	221,575	214,616	207,117
Total liabilities and shareholders' equity	$2,121,798	$2,097,738	$1,643,996

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	December 31, 2020		September 30, 2020		December 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$37,547	14.1%	$37,691	16.8%	$57,480	20.2%
U.S. Agency securities	137,054	51.4%	119,861	53.6%	154,372	54.4%
Corporate securities	40,492	15.2%	27,215	12.2%	35,066	12.3%
Marketable equity securities	9,052	3.4%	8,534	3.8%	7,945	2.8%
Collateralized loan obligations	41,684	15.6%	28,266	12.6%	25,923	9.1%
Alaska municipality, utility, or state bonds	856	0.3%	2,336	1.0%	3,297	1.2%
Total portfolio investments	$266,685		$223,903		$284,083

Composition of Portfolio Loans
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$469,540	33%	$460,542	31%	$426,675	29%	$434,832	40%	$412,690	39%
SBA Payment Protection loans	310,518	21%	375,636	25%	353,485	24%	—	—%	—	—%
CRE owner occupied loans	163,597	11%	148,993	10%	154,741	11%	146,453	13%	138,891	13%
CRE nonowner occupied loans	355,694	24%	364,232	24%	360,533	25%	355,753	33%	355,466	34%
Construction loans	118,782	8%	120,619	8%	114,464	8%	109,849	10%	100,626	10%
Consumer loans	37,654	3%	37,183	2%	38,310	3%	39,923	4%	40,783	4%
Subtotal	1,455,785		1,507,205		1,448,208		1,086,810		1,048,456
Unearned loan fees, net	(11,735)		(14,485)		(15,007)		(4,937)		(5,085)
Total portfolio loans	$1,444,050		$1,492,720		$1,433,201		$1,081,873		$1,043,371

Composition of Deposits
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$643,825	35%	$697,363	38%	$680,033	40%	$453,003	33%	$451,896	33%
Interest-bearing demand	459,095	25%	427,811	24%	400,138	23%	333,352	24%	320,264	23%
Savings deposits	308,725	17%	272,624	15%	261,934	15%	228,383	16%	229,918	17%
Money market deposits	237,705	13%	227,106	13%	215,735	12%	207,418	15%	205,801	15%
Time deposits	175,631	10%	181,229	10%	179,519	10%	173,336	12%	164,472	12%
Total deposits	$1,824,981		$1,806,133		$1,737,359		$1,395,492		$1,372,351

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	December 31,	September 30,	December 31,
	2020	2020	2019
Nonaccrual loans	$11,120	$12,647	$15,356
Loans 90 days past due and accruing	449	—	—
Total nonperforming loans	11,569	12,647	15,356
Nonperforming loans guaranteed by government	(1,521)	(1,600)	(1,405)
Net nonperforming loans	10,048	11,047	13,951
Other real estate owned	7,289	6,962	7,043
Repossessed assets	231	779	231
Nonperforming purchased receivables	—	410	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$16,289	$17,919	$19,946
Nonperforming loans, net of government guarantees / portfolio loans	0.70%	0.74%	1.34%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.92%	1.02%	1.38%
Nonperforming assets, net of government guarantees / total assets	0.77%	0.85%	1.21%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.92%	1.06%	1.24%

Performing restructured loans	$2,355	$2,367	$1,448
Performing restructured loans guaranteed by government	(1,523)	(1,502)	—
Net performing restructured loans	$832	$865	$1,448
Nonperforming loans plus performing restructured loans, net of government
guarantees	$10,880	$11,912	$15,399
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.75%	0.80%	1.48%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.99%	1.10%	1.52%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.81%	0.90%	1.30%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.97%	1.12%	1.33%

Adversely classified loans, net of government guarantees	$12,768	$14,492	$22,330
Special mention loans, net of government guarantees	$19,063	$18,141	$19,748
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.05%	0.16%	0.15%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.07%	0.22%	0.15%

Allowance for loan losses / portfolio loans	1.46%	1.45%	1.83%
Allowance for loan losses / portfolio loans, net of government guarantees	1.93%	2.00%	1.88%
Allowance for loan losses / nonperforming loans, net of government guarantees	210%	196%	137%

Gross loan charge-offs for the quarter	$11	$141	$11
Gross loan recoveries for the quarter	$64	($604)	($112)
Net loan (recoveries) charge-offs for the quarter	($53)	($463)	($101)
Net loan (recoveries) charge-offs year-to-date	$384	$436	($744)
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	0.00%	(0.03)%	(0.01)%
Net loan (recoveries) charge-offs year-to-date / average loans,
year-to-date annualized	0.03%	0.05%	(0.07)%

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
19 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at September 30, 2020	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at December 31, 2020
Commercial loans	$6,831	$—	($754)	($11)	($490)	$—	$—	$5,576
Commercial real estate	4,940	449	(267)	—	—	—	—	5,122
Construction loans	702	—	—	—	—	—	—	702
Consumer loans	174	—	(5)	—	—	—	—	169
Non-performing loans guaranteed by government	(1,600)	—	79	—	—	—	—	(1,521)
Total non-performing loans	11,047	449	(947)	(11)	(490)	—	—	10,048
Other real estate owned	6,962	490	—	—	—	—	(163)	7,289
Repossessed assets	779	—	—	—	—	—	(548)	231
Nonperforming purchased
receivables	410	—	(410)	—	—	—	—	—
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$17,919	$939	($947)	($11)	($490)	$—	($711)	$16,289

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Charge-offs:
Support for oil and gas operations	$—	$—	$—	$36	$—
Food service contractors	—	—	—	99	—
Retail sales	—	—	—	16	—
Offices of physicians	11	—	—	—	—
Excavation and construction	—	33	—	—	—
Health care and social assistance	—	108	804	—	—
Consumer	—	—	—	14	11
Total charge-offs	$11	$141	$804	$165	$11

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2020		September 30, 2020		December 31, 2019
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$84,872	0.12%	$60,504	0.11%	$79,076	1.64%
Portfolio investments	231,867	1.73%	217,599	2.11%	279,841	2.65%
Loans held for sale	135,776	2.79%	122,994	3.11%	68,111	3.76%
Portfolio loans	1,489,029	5.00%	1,465,839	4.83%	1,027,728	5.94%
Total interest-earning assets	1,941,544	4.24%	1,866,936	4.25%	1,454,756	4.97%
Nonearning assets	175,413		172,853		176,871
Total assets	$2,116,957		$2,039,789		$1,631,627

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,140,327	0.40%	$1,077,193	0.49%	$910,402	0.65%
Borrowings	24,819	3.35%	23,574	3.02%	19,226	3.42%
Total interest-bearing liabilities	1,165,146	0.46%	1,100,767	0.54%	929,628	0.70%

Noninterest-bearing demand deposits	679,924		672,974		451,384
Other liabilities	51,363		52,611		42,650
Shareholders' equity	220,524		213,437		207,965
Total liabilities and shareholders' equity	$2,116,957		$2,039,789		$1,631,627
Net spread		3.78%		3.71%		4.27%
NIM		3.94%		3.90%		4.48%
NIMTE*		3.96%		3.93%		4.52%
Average portfolio loans to average
interest-earning assets	76.69%		78.52%		70.65%
Average portfolio loans to average total deposits	81.80%		83.75%		75.47%
Average non-interest deposits to average
total deposits	37.35%		38.45%		33.15%
Average interest-earning assets to average
interest-bearing liabilities	166.64%		169.60%		156.49%

The components of the change in NIMTE* are detailed in the table below:

	4Q20 vs. 3Q20	4Q20 vs. 4Q19
Nonaccrual interest adjustments	(0.19)%	(0.04)%
Impact of SBA Paycheck Protection Program loans	0.40%	0.07%
Interest rates and loan fees	(0.11)%	(0.63)%
Volume and mix of interest-earning assets and liabilities	(0.07)%	0.04%
Change in NIMTE*	0.03%	(0.56)%

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
21 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2020		December 31, 2019
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$66,260	0.46%	$46,404	1.96%
Portfolio investments	247,384	2.26%	273,711	2.68%
Loans held for sale	105,287	3.05%	56,344	3.96%
Portfolio loans	1,339,908	5.08%	1,010,098	5.96%
Total interest-earning assets	1,758,839	4.40%	1,386,557	5.11%
Nonearning assets	177,208		169,150
Total assets	$1,936,047		$1,555,707

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,040,606	0.51%	$850,202	0.58%
Borrowings	35,918	2.13%	33,730	1.98%
Total interest-bearing liabilities	1,076,524	0.56%	883,932	0.64%

Noninterest-bearing demand deposits	597,610		426,205
Other liabilities	50,192		36,968
Shareholders' equity	211,721		208,602
Total liabilities and shareholders' equity	$1,936,047		$1,555,707
Net spread		3.84%		4.47%
NIM		4.02%		4.65%
NIMTE*		4.05%		4.70%
Average portfolio loans to average interest-earning assets	76.18%		72.85%
Average portfolio loans to average total deposits	81.79%		79.14%
Average non-interest deposits to average total deposits	36.48%		33.39%
Average interest-earning assets to average interest-bearing liabilities	163.38%		156.86%

The components of the change in NIMTE* are detailed in the table below:

YTD20 vs.YTD19
Nonaccrual interest adjustments	0.05%
Impact of SBA Paycheck Protection Program loans	(0.12)%
Interest rates and loan fees	(0.56)%
Volume and mix of interest-earning assets and liabilities	(0.02)%
Change in NIMTE*	(0.65)%

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
22 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	December 31, 2020	September 30, 2020	December 31, 2019
Book value per share	$35.45	$34.18	$31.58
Tangible book value per share*	$32.88	$31.62	$29.12
Total shareholders' equity/total assets	10.44%	10.23%	12.60%
Tangible Common Equity/Tangible Assets*	9.76%	9.54%	11.73%
Tier 1 Capital / Risk Adjusted Assets	14.20%	14.11%	14.38%
Total Capital / Risk Adjusted Assets	15.46%	15.36%	15.63%
Tier 1 Capital / Average Assets	10.25%	10.31%	12.41%
Shares outstanding	6,251,004	6,279,304	6,558,809
Unrealized gain on AFS debt securities, net of income taxes	$1,260	$1,308	$965
Unrealized loss on derivatives and hedging activities	($1,242)	($1,543)	($534)

Profitability Ratios
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
For the quarter:
NIM	3.94%	3.90%	3.98%	4.32%	4.48%
NIMTE*	3.96%	3.93%	4.02%	4.37%	4.52%
Efficiency ratio	65.31%	58.85%	64.76%	84.87%	78.79%
Return on average assets	1.90%	2.31%	2.04%	0.25%	1.11%
Return on average equity	18.22%	22.10%	19.44%	2.00%	8.74%

	December 31, 2020	December 31, 2019
Year-to-date:
NIM	4.02%	4.65%
NIMTE*	4.05%	4.70%
Efficiency ratio	66.47%	75.43%
Return on average assets	1.70%	1.33%
Return on average equity	15.53%	9.92%

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2020 and 2019. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Net interest income	$19,224	$18,294	$17,457	$15,690	$16,410
Divided by average interest-bearing assets	1,941,544	1,866,936	1,762,140	1,461,542	1,454,756
Net interest margin ("NIM")[2]	3.94%	3.90%	3.98%	4.32%	4.48%

Net interest income	$19,224	$18,294	$17,457	$15,690	$16,410
Plus: reduction in tax expense related to
tax-exempt interest income	122	136	168	187	180
	$19,346	$18,430	$17,625	$15,877	$16,590
Divided by average interest-bearing assets	1,941,544	1,866,936	1,762,140	1,461,542	1,454,756
NIMTE[2]	3.96%	3.93%	4.02%	4.37%	4.52%

	Year-to-date
	December 31, 2020	December 31, 2019
Net interest income	$70,665	$64,442
Divided by average interest-bearing assets	1,758,839	1,386,557
Net interest margin ("NIM")[3]	4.02%	4.65%

Net interest income	$70,665	$64,442
Plus: reduction in tax expense related to
tax-exempt interest income	613	722
	$71,278	$65,164
Divided by average interest-bearing assets	1,758,839	1,386,557
NIMTE[3]	4.05%	4.70%

2Calculated using actual days in the quarter divided by 366 for the quarter ended in 2020 and 365 for quarters ended in 2019.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2020 and 365 for year-to-date period in 2019.

Northrim BanCorp Earns $10.1 Million, or $1.59 per Diluted Share in 4Q20
February 1, 2021
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Total shareholders' equity	$221,575	$214,616	$206,923	$197,723	$207,117
Divided by shares outstanding	6,251	6,279	6,368	6,366	6,559
Book value per share	$35.45	$34.18	$32.49	$31.06	$31.58

	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Total shareholders' equity	$221,575	$214,616	$206,923	$197,723	$207,117
Less: goodwill and intangible assets	16,046	16,058	16,070	16,082	16,094
	$205,529	$198,558	$190,853	$181,641	$191,023
Divided by shares outstanding	6,251	6,279	6,368	6,366	6,559
Tangible book value per share	$32.88	$31.62	$29.97	$28.53	$29.12

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019

Total shareholders' equity	$221,575	$214,616	$206,923	$197,723	$207,117
Total assets	2,121,798	2,097,738	2,016,705	1,691,262	1,643,996
Total shareholders' equity to total assets	10.44%	10.23%	10.26%	11.69%	12.60%

Northrim BanCorp, Inc.	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Total shareholders' equity	$221,575	$214,616	$206,923	$197,723	$207,117
Less: goodwill and other intangible assets, net	16,046	16,058	16,070	16,082	16,094
Tangible common shareholders' equity	$205,529	$198,558	$190,853	$181,641	$191,023

Total assets	$2,121,798	$2,097,738	$2,016,705	$1,691,262	$1,643,996
Less: goodwill and other intangible assets, net	16,046	16,058	16,070	16,082	16,094
Tangible assets	$2,105,752	$2,081,680	$2,000,635	$1,675,180	$1,627,902
Tangible common equity ratio	9.76%	9.54%	9.54%	10.84%	11.73%

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Note Transmitted on GlobeNewswire on February 1, 2021, at 12:15 pm Alaska Standard Time.